Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-261768) pertaining to the 2021 Omnibus Employee Incentive Plan of Bakkt Holdings, Inc. and in the Registration Statement (Form S-8 No. 333- 262037) pertaining to the Second Amended and Restated Bakkt Equity Incentive Plan of Bakkt Opco Holdings, LLC of our report dated March 28, 2022, with respect to the consolidated financial statements of Bakkt Holdings, Inc. (f/k/a VPC Impact Acquisition Holdings), included in this Current Report (Form 8-K) filed on or about the date hereof.

/s/ WithumSmith+Brown, PC

New York, New York

April 5, 2022